Exhibit 10.1

P. H. GLATFELTER COMPANY

SUPPLEMENTAL LONG TERM DISABILITY

Background

On February 25, 2014, the Compensation Committee of the Board of Directors approved a new supplemental Long Term Disability Plan (“Supplemental LTD”) to be offered to employees of P. H. Glatfelter Company (the “Company”) with annual base earnings in excess of $100,000. The goal of the Supplemental LTD benefit is to provide eligible employees with an overall income replacement of 60% in the event of a long-term disability.

Benefit Provisions

The following table provides an overview of the supplemental LTD benefit provisions:

Feature	Supplemental LTD Provision

Insures Total Compensation	Base salary + Prior Year Paid Bonus

Definition of Disability- “own occupation”	Full benefit period to age 65

Benefits payable upon full recovery while rebuilding compensation	6 month recovery benefit

Catastrophic Disability Coverage (covers cost of care due to loss of Activities of Daily Living)	Full benefit period up to an additional $10,000 / month subject to individual underwriting

Mental / Nervous Disorders	Up to age 65

Pre-existing condition limitation	No restrictions

Portability of Coverage	Fully Portable

Premium and Benefit Guarantees (non-cancellable)	Full benefit period; benefits paid by the Company while actively employed

Benefit Taxability	Benefits would be treated as imputed income thereby preserving the income replacement ratio

Additional Plan Features

•	Beginning in 2015, annual eligibility will be evaluated for new entrants in the May timeframe following the completion of the annual merit increase process. Once an employee is enrolled in the program, they would not be removed until terminated or retired from the Company. The employee would then have the option of converting the program to a private policy.

•	The guaranteed standard issue would be up to $15,000 of monthly disability income and underwritten by Unum.

•	A six-month provision for recovery of benefits would be provided to participants. Recovery benefits are payable to an employee who returns to work full-time but continues to suffer at least a 20% income loss as a result of the prior disability. Benefits are proportionate to the income loss provided the income loss continues, not to exceed 6 months.

•	A three-month work incentive benefit would be provided to include an additional incentive to return to work while partially disabled, benefitting both the employer and employee. When returning to work with a partial disability, the Work Incentive Benefit will pay a benefit based on the difference between an executive’s pre-disability income and the current income, up to the maximum benefit amount.

•	Catastrophic disabilities are classified as a loss of two Activities of Daily Living (ADL) (eating, bathing, dressing, using the toilet, and continence); cognitive impairment; or one is presumptively disabled (totally and irrecoverably loses the power of speech, hearing in both ears, sight in both eyes, or use of two limbs).

•	The benefit will be treated as imputed income thereby requiring employees to pay taxes on the benefit. Employees will have the ability to opt out of the benefit if objecting to the coverage and subsequent tax treatment.

P. H. Glatfelter Company

By: /s/ William T. Yanavitch II
Senior Vice President of Human Resources and Administration